Exhibit 5.18

CONSENT OF EXPERT

I, James L. Pearson, of Scott Wilson Roscoe Postle Associates Inc., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from the reports entitled “Technical Report on El Penon Mine, Chile Resource Audit “ dated February 11, 2008 and “Technical Report on the Alhue Gold Project of Minera Florida Limitada, Chile”, as amended, January 17, 2007 (collectively, the “Incorporated Information”).  I also consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

/s/ James Pearson
Name:	James L. Pearson, Professional Engineer
Title:	Associate Mining Engineer

Date: March 31, 2009